Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 7, 2022, relating to the consolidated financial statements of Stealth BioTherapeutics Corp appearing in the Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 3, 2022